EXHIBIT 99.1

America’s Car-Mart, Inc. Completes $200 Million Term Securitization

Weighted average coupon improved 95 basis points from prior October 2024 securitization
Transaction over 10 times oversubscribed

ROGERS, Ark., Feb. 03, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), announced today that it has completed a term securitization transaction involving the issuance of $200 million in principal amount of asset-backed notes with an overall weighted average coupon of 6.49%.

ACM Auto Trust 2025-1 issued $150.77 million of Class A Notes and $49.23 million of Class B Notes. The Class A Notes have a coupon rate of 5.38% and the Class B Notes have a coupon rate of 7.87%.

“We are encouraged by the strong demand for our 2025-1 securitization. Compared to our October 2024 securitization, the weighted average coupon improved by 95 basis points. We believe this reflects confidence in our asset quality, particularly as the portfolio continues to benefit from the migration to our new loan origination system (LOS),” said Vickie Judy, Chief Financial Officer.

ACM Auto Trust 2025-1 is an indirect subsidiary of the Company. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact:

Vickie Judy, CFO
479-464-9944
Investor_relations@car-mart.com